Exhibit T3B-16

OPERATING AGREEMENT

OF

HORSESHOE BOSSIER CITY PROP LLC

a Louisiana Limited Liability Company

As of January 24, 2017

OPERATING AGREEMENT

OF

HORSESHOE BOSSIER CITY PROP LLC

This OPERATING AGREEMENT (this “Agreement”) of Horseshoe Bossier City Prop LLC (the “Company”) is made by Rubicon PCo 1 LLC, a Louisiana limited liability company (the “Member”) effective as of January 24, 2017.

1. Formation of Limited Liability Company. The Company was formed on January 24, 2017, pursuant to the Louisiana Limited Liability Company Law, as amended from time to time (the “Louisiana Act”), by the filing of the Articles of Organization of the Company with the State of Louisiana, as required by the Louisiana Act. The rights and obligations of the Member and the administration of the Company shall be governed by this Agreement and the Louisiana Act. To the extent this Agreement is inconsistent in any respect with the Louisiana Act, this Agreement shall control.

2. Member. Rubicon PCo 1 LLC, a Delaware limited liability company, is the sole member of the Company. The principal office address of Member is One Caesars Palace Drive, Las Vegas, Nevada 89109.

3. Purpose. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the Louisiana Act). The Company has all powers necessary or convenient to effect any purpose for which it is formed, including powers granted by the Louisiana Act.

4. Name. The name of the Company shall be Horseshoe Bossier City Prop LLC.

5. Registered Office; Other Places of Business. The registered office of the Company in the State of Louisiana is 501 Louisiana Ave., Baton Rouge, LA. The Company may have such other offices as the Member may designate from time to time.

6. Resident Agent. The agent for service of process in Louisiana as of the effective date of this Agreement is Corporation Service Company

7. Term of Company. The Company commenced on the date the Certificate of Formation was properly filed with the Secretary of State of the State of Louisiana and shall exist in perpetuity or until its business and affairs are earlier wound up following proper dissolution.

8. Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. The Member may appoint one or more managers and/or officers of the Company using any titles, and may delegate all or some decision-making duties and responsibilities to such persons. Any such managers and/or officers shall serve at the pleasure of the Member. To the extent delegated by the Member, managers and/or officers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. In addition, unless otherwise determined the Member, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such officers in corporations incorporated under the laws of the state of Louisiana. No delegation of authority hereunder shall cause the Member to cease to be a Member. The initial officers of the Company, as designated by the Member, are listed on Schedule A attached hereto.

9. Other Activities. The Member, its agents, representatives and affiliates may engage or invest in, and devote their time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

10. Standards of Conduct. Whenever the Member is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, then the Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Member has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or other person bound by the terms of this Agreement, the Member acting in accordance with the Agreement shall not be liable to the Company or any such other person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of the Member otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

11. Limited Liability. Except as otherwise required by any non-waivable provision of the Louisiana Act or other applicable law, the Member shall not be personally liable in any manner whatsoever for any debt, liability, or other obligation of the Company, whether such debt, liability, or other obligation arises in contract, tort, or otherwise.

12. Indemnification. The Company shall indemnify and hold harmless the Member to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative) (collectively, “Actions”) in which the Member may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company. In addition, to the extent permitted by law, the Member may cause the Company to indemnify and hold harmless any managers and/or officers from and against any and all Costs arising from any or all Actions arising in connection with the business of the Company or by virtue of such person’s capacity as an agent of the Company. Notwithstanding the foregoing, any and all indemnification obligations of the Company shall be satisfied only from the assets of the Company, and the Member shall have no liability or responsibility therefor.

13. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member. In such event, after satisfying creditors, all remaining assets shall be distributed to the Member.

14. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

15. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of Louisiana without regard to other principles of conflicts of law.

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IN WITNESS WHEREOF, the Member hereto has duly executed this Agreement effective as of the above stated date.

MEMBER

Rubicon PCO 1 LLC

By:	/s/ Tim Lambert
Name:	Tim Lambert
Title:	Vice President and Secretary

SCHEDULE A

OFFICERS

Name	Title
John Payne	President
Mary Beth Higgins	Vice President and Treasurer
Tim Lambert	Vice President and Secretary